UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14A-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

WELLS TIMBERLAND REIT, INC.
(Name of Registrant as Specified in its Charter)
Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

WELLS TIMBERLAND REIT, INC.
6200 The Corners Parkway
Norcross, Georgia 30092-3365
Proxy Statement and
Notice of Annual Meeting of Stockholders
To Be Held August 6, 2012

Dear Stockholder:

On Monday, August 6, 2012, we will hold our 2012 annual meeting of stockholders of Wells Timberland REIT, Inc. (“Wells Timberland REIT”), a Maryland corporation, at the Hilton Atlanta Northeast, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092. The meeting will begin at 1:30 p.m., local time.

We are holding this meeting to:

1.
Consider and vote upon a proposal to elect the five directors named in this proxy statement to hold office for one-year terms expiring in 2013 and until their respective successors are duly elected and qualify; and

2.	Transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Your board of directors has selected the close of business on May 11, 2012 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

This notice and the accompanying proxy statement and proxy card are being mailed to you on or about June 4, 2012.

Whether you plan to attend the meeting and vote in person or not, we urge you to authorize your proxy as early as possible. Stockholders have the following three options for authorizing a proxy: (1) online; (2) by phone; or (3) by mail, using the enclosed proxy card. Because we are a widely held issuer with more than 10,000 stockholders as of the close of business on the record date, your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

By Order of the Board of Directors

Douglas P. Williams
Secretary
Atlanta, Georgia
May 25, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held
on August 6, 2012
The proxy statement, form of proxy card and 2011 annual report to stockholders are available at www.WellsTimberland.com/proxy.

QUESTIONS AND ANSWERS

We are providing you with this proxy statement, which contains information about the items to be voted on at our 2012 annual stockholders meeting (the “annual meeting”). To make this information easier to understand, we have presented some of the information in a question-and-answer format.

Q: Why did you send me this proxy statement?

A: We are sending you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the 2012 annual stockholders meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting.

Q: What is a proxy?

A: A proxy is a person who votes the shares of stock of another person. The term “proxy” also refers to the proxy card. When you return the enclosed proxy card, you are giving your permission to vote your shares of common stock at the annual meeting. The individuals who will vote your shares of common stock at the annual meeting are Leo F. Wells III, our President and Chairman of the Board; Douglas P. Williams, our Executive Vice President, Secretary and Treasurer; or Randall D. Fretz, our Senior Vice President and Assistant Secretary. They will vote your shares of common stock as you instruct, unless you return the proxy card and give no instructions. In this case, they will vote FOR all of the director nominees. With respect to any other proposals to be voted on, they will vote in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in their discretion. They will not vote your shares of common stock if you do not return the enclosed proxy card. This is why it is important for you to return the proxy card to us (or authorize your proxy via Internet or by phone) as soon as possible, whether or not you plan on attending the meeting in person.

Q: Who is entitled to vote?

A: Anyone who owned our common stock at the close of business on May 11, 2012, the record date, is entitled to vote at the annual meeting.

Q: When is the annual meeting and where will it be held?

A: The annual meeting will be held on Monday, August 6, 2012, at 1:30 p.m. at the Hilton Atlanta Northeast, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092.

Q: How many shares of common stock can vote?

A: As of the close of business on May 11, 2012, there were 31,837,178 shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each whole share of common stock held.

Q: What is a “quorum”?

A: A “quorum” consists of the presence in person or by proxy of stockholders holding 50% of our outstanding shares entitled to vote. Abstentions and broker nonvotes will be counted to determine whether a quorum is present. A broker “nonvote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. If you submit a properly executed proxy card, even if you “withhold” your vote from one or more director nominees, then you will be considered part of the quorum.

Q: What may I vote on?

A: You may vote on the election of five nominees named in this proxy statement to serve on the board of directors and any other proposal that may properly come before the meeting or any adjournment or postponement thereof.

Q: How do I vote?

A: You may vote your shares of common stock either in person or by authorizing a proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to authorize your proxy in advance of the meeting. Stockholders have the following three options for authorizing a proxy: (1) online; (2) by phone; or (3) by mail, using the enclosed proxy card. If you have Internet access, we encourage you to authorize your proxy online because it is convenient and it saves us significant postage and processing costs. In addition, when you authorize your proxy online or by phone prior to the meeting date, your proxy vote is recorded immediately and there is no risk that postal delays will cause your proxy vote to arrive late and, therefore, not be counted. For further instructions on authorizing a proxy, see the enclosed proxy card accompanying this proxy statement. If you attend the annual meeting, you also may submit your vote in person, and any previous proxies that you authorized, whether online, by phone or by mail, will be superseded by the vote that you cast at the annual meeting. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares of common stock will be voted (i) FOR each of the nominees for director and (ii) with respect to any other proposals that may properly come before the meeting, in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in the discretion of Messrs. Wells, Williams or Fretz.

Q: What if I authorize a proxy and then change my mind?

A: You have the right to revoke your proxy at any time before the meeting by:

(1)	notifying Douglas P. Williams, our Secretary;

(2)	attending the meeting and voting in person;

(3)	returning another properly executed proxy card dated after your first proxy card if we receive it before the annual meeting date; or

(4)	reauthorizing your proxy online or by phone. Only the most recent proxy vote will be counted, and all others will be discarded regardless of the method by which the proxy was authorized.

Q: Will my vote make a difference?

A: Yes. As discussed below, your vote could affect the composition of our board of directors. Moreover, your presence by proxy or in person is needed to ensure that the proposals can be acted upon. Because we are a widely held issuer with more than 10,000 stockholders as of the close of business on the record date, YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q: How does the board of directors recommend I vote on the proposals?

A: The board of directors recommends a vote FOR each of the five nominees named in this proxy statement for election as director.

Q: What are the voting requirements to elect the board of directors?

A: Under our charter and bylaws, the holders of a majority of the shares of stock entitled to vote and present in person or by proxy at a meeting of stockholders is required for the election of the directors. “Withhold” votes will have the same effect as votes against the election of the directors. Please see “Proposal 1. Election of Directors.”

Q: How will voting on any other business be conducted?

A: Although we do not know of any business to be considered at the annual meeting other than the election of directors, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to Leo F. Wells III, Douglas P. Williams and Randall D. Fretz, and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q: When are stockholder proposals for the next annual meeting of stockholders due?

A: Stockholders interested in nominating a person as a director or presenting any other business for consideration at our 2013 annual meeting of stockholders may do so by following the procedures prescribed in Article II, Section 11 of our bylaws and in SEC Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for presentation to and action by the stockholders at the 2013 annual meeting, director nominations and other stockholder proposals must be received by Douglas P. Williams, our Secretary, no earlier than January 5, 2013 and no later than 5:00 pm ET on February 1, 2013. To also be eligible for inclusion in our proxy statement for the 2013 annual meeting of stockholders, stockholder proposals must be received by Mr. Williams by February 4, 2013.

Q: Who pays the cost of this proxy solicitation?

A: We will pay all the costs of soliciting these proxies. We have retained Computershare Fund Services (“CFS”) to assist us in the distribution of proxy materials and the solicitation of proxies. We expect to pay CFS fees of approximately $34,060 to solicit proxies plus other fees and expenses for other services related to this proxy solicitation, which include review of proxy materials; dissemination of brokers' search cards; distribution of proxy materials; operating online and phone voting systems; and receipt of executed proxies. We also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Our officers and employees of our advisor or its affiliates may also solicit proxies, but they will not be specifically compensated for these services.

Q: Is this proxy statement the only way that proxies are being solicited?

A: No. In addition to mailing proxy solicitation materials, our directors and employees, as well as CFS and any other third-party proxy service companies we retain, also may solicit proxies in person, over the Internet, by phone or by any other means of communication we deem appropriate.

Q: If I share my residence with another stockholder, how many copies of the annual report and proxy statement should I receive?

A: In accordance with a notice previously sent to our stockholders, we are sending only a single set of the annual report and proxy statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice is known as “householding” and is permitted by rules adopted by the SEC. This practice reduces the volume of duplicate information received at your household and helps us reduce costs. Each stockholder will continue to receive a separate proxy card or voting instruction card. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the documents was previously delivered. If you received a single set of these documents for your household for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to the following address: Wells Client Services Department, 6200 The Corners Parkway, Norcross, Georgia 30092-3365, or call us at 1-800-557-4830. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

Q: What if I consent to have one set of materials mailed now but change my mind later?

A: You may withdraw your householding consent at any time by contacting our Client Services Department at the address and phone number provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.

Q: The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens if they move out and no longer live in my household?

A: When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting our Client Services Department at the address and phone number provided above.

Q: If I plan to attend the annual meeting in person, should I notify anyone?

A: While you are not required to notify anyone in order to attend the annual meeting, if you do plan to attend the meeting, we would appreciate it if you would mark the appropriate box on the enclosed proxy card to let us know how many stockholders will be attending the meeting so that we will be able to prepare a suitable meeting room for the attendees.

Q: Where can I find more information?

A: You may access, read and print copies of the proxy materials for this year's annual meeting, including our proxy statement, form of proxy card and annual report to stockholders, at the following web site: http://www.WellsTimberland.com/proxy.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC on its web site at www.sec.gov. Our SEC filings also are available to the public at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

CERTAIN INFORMATION ABOUT MANAGEMENT

The Board of Directors

Our board of directors has oversight responsibility for our operations and makes all major decisions concerning our business. We currently have seven directors. However, on April 16, 2012, Michael P. McCollum provided notice to our board of directors of his resignation as one of our independent directors, to be effective June 30, 2012. On May 18, 2012, Jess E. Jarratt provided notice to our board of directors of his resignation as one of our directors, to be effective June 11, 2012. The members of our board of directors have not nominated replacements to fill either of these vacancies at this time. Accordingly, if all of the five nominees are elected at the annual meeting, we expect to have two vacant board positions immediately following the annual meeting. Our board of directors may elect directors to fill these vacancies or they may reduce the size of our board to five members. Our board of directors is responsible for monitoring our operating results, financial condition and our significant risks.

For biographical information regarding our directors, see “Executive Officers and Directors” on page 10. No biographical information is presented for Messrs. Jarratt or McCollum, since their terms of office as directors will not continue after the effective date of their respective resignation.

Our board has established the following committees: Audit Committee, Nominating and Corporate Governance Committee and Operations Committee. Information regarding each of the committees is set forth below.

Director Attendance at Meetings

During 2011, our board of directors held twelve meetings, either in-person or telephonically. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the board of directors held during the period for which he served as a director and the total number of meetings held by all committees of the board of directors on which he served during the periods for which he served. Although we have no policy with regard to attendance by the members of our board of directors at our annual meetings of stockholders, we invite and encourage the members of our board of directors to attend our annual meetings to foster communication with stockholders. In 2011, all of our directors attended our annual meeting of stockholders.

Director Independence

We currently have a seven-member board of directors. Three of our directors, Leo F. Wells, III, Jess Jarratt and E. Nelson Mills, are affiliated with Wells Capital, Inc. (“Wells Capital”), our sponsor, and its affiliates and we do not consider them to be independent directors. The remaining directors qualify as “independent directors,” as defined in our charter, in compliance with the requirements of the North American Securities Administrators Association's Statement of Policy Regarding Real Estate Investment Trusts. Thus, we will have five directors at the time of the annual meeting, three of whom qualify as independent and two of whom are affiliated with Wells Capital and are therefore not independent. Our charter is available on our website at www.WellsTimberland.com.

Board Leadership Structure

Our board of directors is currently composed of four independent directors and three directors that are affiliated with Wells Capital, our sponsor, and its affiliates. However, after the effective dates of the resignations of each of Messrs. Jarratt and McCollum, our board will be composed of three independent directors and two directors that are affiliated with Wells Capital, our sponsor, and its affiliates. Our board composition and the corporate governance provisions in our charter ensure strong oversight by our independent directors. With the exception of our Operations Committee, all of our committees are composed entirely of independent directors. Our board of directors is led by Leo F. Wells, III, as Chairman of the Board, who also serves as our President, which is our principal executive officer. Our board of directors believes that because the President is ultimately responsible for ensuring our successful operation, which is also the main focus of our board's deliberations, the President is the most qualified director to act as Chairman of the Board. Our board of directors may modify this structure for the benefit of our stockholders if appropriate.

The Audit Committee

General

Our board of directors has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee's primary function is to assist our board of directors in fulfilling its responsibilities by:

•	selecting the independent auditors to audit our financial statements;

•	reviewing with the independent auditors the plans and results of the audit engagement;

•	approving the audit and overseeing our independent auditors and reviewing the financial information to be provided to our stockholders and others;

•	reviewing the independence of the independent public accountants;

•	considering the adequacy of fees;

•	reviewing the system of internal control over financial reporting which our management has established and our audit and financial reporting process;

•	overseeing our compliance with applicable laws and regulations; and

•	establishing procedures for the ethical conduct of our business.

The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter adopted by our board of directors in 2006, and revised as of May 2012. The Audit Committee Charter is available on our web site at www.WellsTimberland.com.

Our Audit Committee currently consists of Michael P. McCollum, Donald S. Moss, Willis J. Potts, Jr. and George W. Sands. All of the members of the Audit Committee are “independent” as defined under the rules of the NYSE and our charter. George W. Sands is designated as the Audit Committee financial expert and is the Chairman of the Audit Committee. During 2011, the Audit Committee met four times.

Independent Auditors

During the year ended December 31, 2011, Deloitte & Touche LLP (“Deloitte”) served as our independent auditor and provided certain tax and other services. Deloitte  has served as our independent auditor since our formation. Deloitte  representatives will be present at the annual meeting of stockholders and will have the opportunity to make a statement if they desire to do so. In addition, the Deloitte representatives will be available to respond to appropriate questions posed by any stockholder. The Audit Committee has engaged Deloitte  as our independent auditor to audit our financial statements for the year ending December 31, 2012. The Audit Committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interest. Any such decision will be disclosed to the stockholders in accordance with applicable securities laws.

Preapproval Policies

The Audit Committee Charter imposes a duty on the Audit Committee to preapprove all auditing services performed for us by our independent auditors, as well as all permitted nonaudit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors' independence. Unless a type of service to be provided by the independent auditors has received general pre-approval, it will require specific preapproval by the Audit Committee.

All requests or applications for services to be provided by the independent auditor which do not require specific preapproval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.

Requests or applications to provide services that require specific preapproval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and our Principal Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. The Chairman of the Audit Committee has been delegated the authority to specifically preapprove all services not covered by the general preapproval guidelines up to an amount not to exceed $75,000 per occurrence. Amounts requiring preapproval in excess of $75,000 per occurrence require specific preapproval by all members of the Audit Committee prior to engagement of Deloitte. All amounts specifically preapproved by the Chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.

All services rendered by Deloitte for the year ended December 31, 2011 were preapproved in accordance with the policies and procedures described above.

Principal Auditor Fees

The Audit Committee reviewed the audit and nonaudit services performed by Deloitte, as well as the fees charged by Deloitte  for such services. In its review of the nonaudit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of Deloitte. The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by Deloitte  for the years ended December 31, 2011 and 2010, are set forth in the table below.

	2011	2010
Audit fees	$290,000	$358,220
Audit-related fees	—	—
Tax fees	$134,805	$129,986
All other fees	—	—
Total	$424, 805	$488,206

For purposes of the preceding table, Deloitte's professional fees are classified as follows:

•
Audit fees —These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by Deloitte in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

•
Audit-related fees — These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.

•
Tax fees — These are fees for all professional services performed by professional staff in our independent auditor's tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.

•	All other fees — These are fees for any services not included in the above-described categories, including assistance with internal audit plans and risk assessments.

Report of the Audit Committee

The Audit Committee reviews the financial reporting process on behalf of our board of directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee's role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors. In this context, the Audit Committee reviewed the 2011 audited financial statements with management and discussed the quality and acceptability of our financial reporting, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Deloitte & Touche LLP (“Deloitte”), the independent accountant responsible for expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, (Communication with Audit Committees). The Audit Committee has received written disclosures and a letter from Deloitte in satisfaction of the requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed Deloitte's independence with Deloitte. In addition, the Audit Committee considered whether Deloitte's provision of nonaudit services is compatible with Deloitte's independence.

The Audit Committee discussed with Deloitte the overall scope and plans for the audit. The Audit Committee meets periodically with the internal auditor and Deloitte, with and without the presence of management, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the board of directors and the board of directors approved the inclusion of the 2011 audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

The Audit Committee of the Board of Directors:

Michael P. McCollum Donald S. Moss Willis J. Potts, Jr. George W. Sands

The Nominating and Corporate Governance Committee

General

Our Nominating and Corporate Governance Committee currently consists of Michael P. McCollum, Donald S. Moss, Willis J. Potts, Jr. and George W. Sands. The members of the Nominating and Corporate Governance Committee are “independent” as defined under the rules of the NYSE and our charter. Mr. Moss is the Chairman of the Nominating and Corporate Governance Committee. During 2011, the Nominating and Corporate Governance Committee met twice.

The primary functions of the Nominating and Corporate Governance Committee are:

•
identifying individuals qualified to serve on the board of directors and recommending that the board of directors select a slate of director nominees for election by the stockholders at the annual meeting;

•
developing and recommending to the board of directors a set of corporate governance policies and principles and periodically re-evaluating such policies and guidelines for the purpose of suggesting amendments to them if appropriate; and

•	overseeing an annual evaluation of the board of directors and each of the committees of the board of directors and our management.

The Nominating and Corporate Governance Committee Charter is available on our website at www.WellsTimberland.com.

Board Membership Criteria

The Nominating and Corporate Governance Committee annually reviews with the board of directors the appropriate experience, skills and characteristics required of board members in the context of the then-current membership of the board of directors. This assessment includes, in the context of the perceived needs of the board of directors at that time, issues of knowledge, experience, judgment and skills such as an understanding of the real estate industry, the timber industry or brokerage industry or accounting or financial management expertise. Therefore, our board of directors and the Nominating and Corporate Governance Committee have sought a diverse board of directors whose members collectively possess these skills and experiences. Other considerations include the candidate's independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by the board of directors shall be individuals who possess a reputation and hold (or have held) positions or affiliations befitting a director of a large publicly registered company and are (or have been) actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. Moreover, as required by our charter, at least one of our independent directors must have at least three years of relevant real estate experience and each director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire and manage. As detailed in the director biographies below, the board of directors and the Nominating and Corporate Governance Committee believe that the slate of directors recommended for election at the annual meeting possess these diverse skills and experiences.

Selection of Directors

The board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders. Pursuant to our charter, however, the independent directors must nominate replacements for any vacancies among the independent director positions.

The board delegates the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of the board of directors; it then recommends director nominees who are voted on by the full board of directors. All director nominees then stand for election by the stockholders annually.

In recommending director nominees to the board of directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors and management of Wells Capital. The Nominating and Corporate Governance Committee may engage the services of a search firm to assist in identifying potential director nominees. The Nominating and Corporate Governance Committee also will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered by the Nominating and Corporate Governance Committee, recommendations made by stockholders must be submitted within the timeframe required for director nominations by stockholders as provided in our bylaws. See “Stockholder Proposals” below. In evaluating the persons recommended as potential directors, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant. Stockholders may directly nominate potential directors (without the recommendation of the Committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 11, of our bylaws. Any stockholder may request a copy of our bylaws free of charge by calling our Client Services Department at 1-800-557-4830.

Operations Committee

Our Operations Committee currently consists of Leo F. Wells, III, Jess E. Jarratt, Michael P. McCollum, E. Nelson Mills, Donald S. Moss, Willis J. Potts, Jr. and George W. Sands. The Operations Committee is responsible for:

•	maintaining and developing each Operations Committee member's understanding of the complexities of timberland management and timber harvesting;

•
maintaining and developing each Operations Committee member's experience in supervising our operations related to timberland management and timber harvesting and developing procedures designed to promote the accountability of the officers regarding results of operations;

•
preparing and developing materials designed to inform and educate those members of our board of directors who do not have the experience and understanding of timberland management and timber harvesting of the issues and complexities involved; and

•	performing such other duties as our board of directors may determine are necessary and appropriate and may delegate to the Operations Committee.

Mr. Potts is the Chairman of the Operations Committee. During 2011, the Operations Committee met four times.

Stockholder Communications with the Board of Directors

We have established several means for stockholders to communicate concerns to the board of directors. If the concern relates to our financial statements, accounting practices or internal controls, stockholders should submit the concern in writing to the Chairman of our Audit Committee in care of our Secretary at our headquarters c/o Wells Real Estate Funds, 6200 The Corners Parkway, Norcross, Georgia 30092. If the concern relates to our governance practices, business ethics or corporate conduct, stockholders should submit the concern in writing to the Chairman of our Nominating and Corporate Governance Committee in care of our Secretary at our headquarters. If uncertain as to which category a concern relates, a stockholder may communicate the concern to any one of the independent directors in care of our Secretary at the above address.

Stockholders also may communicate concerns with our directors at our annual meeting. All of our directors were in attendance at our 2011 annual meeting. We expect all of the directors to be present at our 2012 annual meeting.

Executive Officers and Directors

We have provided below certain information about our executive officers and director nominees. All of our directors have terms expiring on the date of the 2012 annual stockholders meeting, and other than Messrs. Jarratt and McCollum, all of our current directors are being nominated for re-election to serve until the 2013 annual stockholders meeting and until their respective successors are duly elected and qualify.

Name	Age	Position(s)	Term of Office
Leo F. Wells III	68	President and Chairman of the Board	Since 2005
Douglas P. Williams	61	Executive Vice President, Secretary and Treasurer	Since 2005
Randall D. Fretz	59	Senior Vice President and Assistant Secretary	Since 2005
E. Nelson Mills	51	Director	Since 2006
Donald S. Moss	76	Independent Director	Since 2006
Willis J. Potts, Jr.	65	Independent Director	Since 2006
George W. Sands	67	Independent Director	Since 2010

There are no family relationships between any directors or executive officers or between any director and executive officer.

Leo F. Wells, III. Since our inception in September 2005, Mr. Wells has been our President. He served as one of our directors from inception until June 22, 2007, was re-appointed to our board on March 16, 2012 and was appointed Chairman of the Board on May 7, 2012. He served as the President of Piedmont Office Realty Trust, Inc. (“Piedmont REIT”), a publicly traded real estate investment trust (“REIT”) from 1997 to February 2007 and served as Chairman of the Board of Piedmont REIT until May 2007. He served as the President of Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”) from 2003 to July 2010 and has served as a director of Wells REIT II since 2003, and the President and a director of Wells Core Office Income REIT, Inc. (“Wells Core REIT”) since 2009. Prior to its dissolution in March 2008, he served as President and independent director of Institutional REIT, Inc. (“Institutional REIT”), a public program sponsored by Wells Real Estate Funds, Inc., (“Wells REF”). He has also been the sole stockholder, sole director, and Treasurer of Wells REF since 1997. He served as the President of Wells REF between 1997 and February 2012 and began serving as the Chairman and Chief Executive Officer of Wells REF after February 2012. Wells REF directly or indirectly owns Wells Capital, Wells Management Company, Inc. (“Wells Management”), Wells Investment Securities, Inc. (“WIS”), Wells & Associates, Inc., Wells Development Corporation, Wells Asset Management, Inc., Wells Real Estate Advisory Services, Inc., and Wells Timberland Management Organization, LLC (“Wells TIMO”), our advisor,. He has also been the President, Treasurer, and sole director of Wells Capital since 1984; Wells Management since 1983; Wells Development Corporation since it was organized in 1997 to develop real estate properties; and Wells Asset Management, Inc. since it was organized in 1997 to serve as an investment advisor to the Wells Family of Real Estate Funds. Since 1997, Mr. Wells has been a trustee of the Wells Family of Real Estate Funds, an open-end management company organized as an Ohio business trust, which included as one of its series the Wells Dow Jones Wilshire U.S. REIT Index Fund and the Wells Dow Jones Wilshire Global RESI Index Fund. Since 2004, he has been President and sole director of Wells Real Estate Advisory Services, Inc. He has been the President, Treasurer, and a director of Wells & Associates, Inc., a real estate brokerage and investment company, since it was formed in 1976 and incorporated in 1978.

Mr. Wells was a real estate salesman and property manager from 1970 to 1973 for Roy D. Warren & Company, an Atlanta-based real estate company, and he was associated from 1973 to 1976 with Sax Gaskin Real Estate Company, during which time he became a Life Member of the Atlanta Board of Realtors Million Dollar Club. From 1980 to February 1985, he served as Vice President of Hill-Johnson, Inc., a Georgia corporation engaged in the construction business. Mr. Wells holds a Bachelor of Business Administration degree in Economics from The University of Georgia. Mr. Wells is a member of the Financial Planning Association (FPA).

On August 26, 2003, Mr. Wells and WIS entered into a Letter of Acceptance, Waiver and Consent (“AWC”) with the National Association of Securities Dealers (“NASD”), now the Financial Industry Regulatory Authority, Inc. (“FINRA”), relating to alleged rule violations. The AWC set forth the NASD's findings that WIS and Mr. Wells had violated conduct rules relating to the provision of noncash compensation of more than $100 to associated persons of NASD member firms in connection with their attendance at the annual educational and due diligence conferences sponsored by WIS in 2001 and 2002. Without admitting or denying the allegations and findings against them, WIS and Mr. Wells consented in the AWC to various findings by the NASD that are summarized in the following paragraph:
In 2001 and 2002, WIS sponsored conferences attended by registered representatives who sold its real estate investment products. WIS also paid for certain expenses of guests of the registered representatives who attended the conferences. In 2001, WIS paid the costs of travel to the conference and meals for many of the guests and paid the costs of playing golf for some of the registered representatives and their guests. WIS later invoiced registered representatives for the cost of golf and for travel expenses of guests, but was not fully reimbursed for such. In 2002, WIS paid for meals for the guests. WIS also conditioned most of the 2001 conference invitations on attainment by the registered representatives of a predetermined sales goal for WIS products. This conduct violated the prohibitions against payment and receipt of noncash compensation in connection with the sales of these products contained in NASD's Conduct Rules 2710, 2810, and 3060. In addition, WIS and Mr. Wells failed to adhere to all of the terms of their written undertaking made in March 2001 not to engage in the conduct described above, and thereby failing to observe high standards of commercial honor and just and equitable principles of trade, in violation of NASD Conduct Rule 2110.
WIS consented to a censure, and Mr. Wells consented to suspension from acting in a principal capacity with an NASD member firm for one year. WIS and Mr. Wells also agreed to the imposition of a joint and several fine in the amount of $150,000. Mr. Wells' one-year suspension from acting in a principal capacity with WIS ended on October 6, 2004.

Our board of directors, excluding Mr. Wells, has determined that Mr. Wells' extensive experience and knowledge of our company and Wells TIMO, commercial real estate expertise, and public company director experience, as well as his leadership skills, integrity, and judgment, are all relevant experiences, attributes, and skills that enable Mr. Wells to effectively carry out his duties and responsibilities as a director. Consequently, our board of directors has determined that Mr. Wells is a highly qualified candidate for directorship and should therefore serve as one of our directors.

Douglas P. Williams.  Since our inception in September 2005, Mr. Williams has been our Executive Vice President, Secretary, and Treasurer. He served as one of our directors from inception until June 22, 2007. From 1999 to 2007, he has also served as Executive Vice President, Secretary, and Treasurer, and a director of Piedmont REIT. He has served as Executive Vice President, Secretary, and Treasurer, and a director of Wells REIT II since 2003 and Executive Vice President, Secretary, and Treasurer of Wells Core REIT since 2009. Prior to its dissolution in March 2008, he served as Executive Vice President, Secretary, Treasurer, and a director of Institutional REIT. Since 1999, Mr. Williams has also been a Senior Vice President of Wells Capital and a Vice President, Chief Financial Officer, Treasurer, and a director of WIS. He has also been a Vice President of Wells REF and Wells Asset Management, Inc. since 1999.

From 1996 to 1999, Mr. Williams served as Vice President and Controller of OneSource, Inc., a leading supplier of janitorial and landscape services, where he was responsible for corporate-wide accounting activities and financial analysis. Mr. Williams was employed by ECC International Inc., a supplier to the paper industry and to the paint, rubber, and plastic industries, from 1982 to 1995. While at ECC, Mr. Williams served in a number of key accounting positions, including: Corporate Accounting Manager, U.S. Operations; Division Controller, Americas Region; and Corporate Controller, America/Pacific Division. Prior to joining ECC and for one year after leaving ECC, Mr. Williams was employed by Lithonia Lighting, a manufacturer of lighting fixtures, as a Cost and General Accounting Manager and Director of Planning and Control. Mr. Williams started his professional career as an auditor for a predecessor firm of KPMG LLP. Mr. Williams is a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants and is licensed with FINRA as a financial and operations principal. Mr. Williams received a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from Amos Tuck School of Graduate Business Administration at Dartmouth College.

Randall D. Fretz. Since our inception in September 2005, Mr. Fretz has been our Senior Vice President and our Assistant Secretary since April 2010. He has also been a Senior Vice President of Wells Capital since 2002, he has served as the Chief of Staff and a Vice President of Wells REF since 2002, a Senior Vice President of Piedmont REIT from 2002 to 2007, a Senior Vice President of Wells REIT II since 2003, a Senior Vice President of Wells Core REIT since 2009, and a director of WIS since 2002. Prior to its dissolution in March 2008, he served as a Senior Vice President of Institutional REIT. Mr. Fretz is primarily responsible for corporate strategy and planning, advising, and coordinating the executive officers of Wells Capital on corporate matters and special projects. Prior to joining Wells Capital in 2002, Mr. Fretz served for seven years as President of U.S. and Canada operations for Larson-Juhl, a world leader in custom art and picture-framing home decor. Mr. Fretz was previously a Division Director at Bausch & Lomb, a manufacturer of optical equipment and products, and also held various senior positions at Tandem International and Lever Brothers. Mr. Fretz holds a Bachelor of Arts degree in Sociology and a Bachelor of Physical Education from McMaster University in Hamilton, Ontario. He also earned a Master of Business Administration degree from the Ivey School of Business in London, Ontario.

E. Nelson Mills. Mr. Mills has served as one of our directors since 2006. He also has served as Senior Vice President of Wells Capital since March 29, 2010. On July 21, 2010, Mr. Mills was appointed President of Wells REIT II. Since April 2007, Mr. Mills has served as a director of Wells REIT II. Prior to its dissolution in March 2008, Mr. Mills served as a director of the Institutional REIT. From January 2005 to December 2009, Mr. Mills served as president and chief operating officer of Williams Realty Advisors, LLC, where he was responsible for investment and financial strategy and was in charge of the design, formation, and operation of a series of real estate investment funds. From April 2004 to December 2004, Mr. Mills was a consultant to and the chief financial officer of Timbervest, LLC, an investment manager specializing in timberland investment planning. From September 2000 to April 2004, Mr. Mills served as chief financial officer of Lend Lease Real Estate Investments, Inc., and from August 1998 to August 2000 served as a senior vice president of Lend Lease with responsibility for tax and acquisition planning and administration. Mr. Mills was a tax partner with KPMG LLP from January 1987 to August 1998. Mr. Mills received a Bachelor of Science degree in Business Administration from the University of Tennessee and a Master of Business Administration degree from the University of Georgia. Mr. Mills is also a Certified Public Accountant.

Our board of directors, excluding Mr. Mills, has determined that Mr. Mills' experience overseeing REITs and planning timberland investments, as well as his licensure as a certified public accountant, are all relevant experiences, attributes, and skills that enable Mr. Mills to effectively carry out his duties and responsibilities as director. Consequently, our board of directors has determined that Mr. Mills is a highly qualified candidate for directorship and should therefore continue to serve as one of our directors.

Donald S. Moss. Mr. Moss has served as one of our independent directors since 2006. He has also served as an independent director of Piedmont REIT since 1998. He was employed by Avon Products, Inc. from 1957 until his retirement in 1986. While at Avon, Mr. Moss served in a number of key positions, including Vice President and Controller from 1973 to 1976, Group Vice President of Operations - Worldwide from 1976 to 1979, Group Vice President of Sales - Worldwide from 1979 to 1980, Senior Vice President - International from 1980 to 1983 and Group Vice President - Human Resources and Administration from 1983 until his retirement in 1986. Mr. Moss was also a member of the board of directors of Avon Canada, Avon Japan, Avon Thailand, and Avon Malaysia from 1980 to 1983. Mr. Moss is a past president and former director of The Atlanta Athletic Club, a former director of the Highlands Country Club in Highlands, North Carolina and the National Treasurer and a director of the Girls Clubs of America from 1973 to 1976. Mr. Moss attended the University of Illinois where he majored in Business.

Our board of directors, excluding Mr. Moss, has determined that Mr. Moss' experience serving as a director for other organizations, including several REITs, has provided him with the business management skills and real estate knowledge desired to effectively carry out his duties and responsibilities as director. Consequently, our board of directors has determined that Mr. Moss is a highly qualified candidate for directorship and should therefore continue to serve as one of our directors.

Willis J. Potts, Jr.  Mr. Potts has served as one of our independent directors since 2006. From June 1999 until his retirement in June 2004, Mr. Potts served as vice president and general manager of Temple-Inland Inc., a major forest products corporation, where he was responsible for all aspects of the management of a major production facility, including timber acquisition, community relations, and governmental affairs. From November 1994 to June 1999, Mr. Potts was senior vice president of Union Camp Corporation, where he was responsible for all activities of an international business unit, with revenues of approximately $1 billion per year including supervision of acquisitions and dispositions of timber and timberland, controllership functions, and manufacturing. From 2004 to 2007, Mr. Potts was the chairman of the board of directors of the Technical Association of the Pulp and Paper Industry (TAPPI), the largest technical association serving the pulp, paper, and converting industry. In 2006, Mr. Potts was appointed to the Board of Regents of The University System of Georgia. Mr. Potts also serves as a director of J&J Industries, a privately held carpet manufacturing company. Mr. Potts received a Bachelor of Science degree in Industrial Engineering from the Georgia Institute of Technology. He also completed the Executive Program at the University of Virginia.

Our board of directors, excluding Mr. Potts, has determined that Mr. Potts' extensive experience in the acquisition and disposition of timber and timberland, combined with his experience serving as a director of, and otherwise managing, organizations engaging in these activities, are all relevant experiences, attributes, and skills that enable Mr. Potts to effectively carry out his duties and responsibilities as director. Consequently, our board of directors has determined that Mr. Potts is a highly qualified candidate for directorship and should therefore continue to serve as one of our directors.

George W. Sands. Mr. Sands was appointed as one of our independent directors in March 2010. Mr. Sands has also served as a director of Wells REIT II since March 2010. Mr. Sands retired in 2006 after a 36-year career with KPMG LLP and its predecessor firms, Peat Marwick Mitchell and Peat Marwick Main. Prior to his retirement, Mr. Sands was the Southeast Area Managing Partner for KPMG's Audit and Advisory Practice. He held that position from 1998 until his retirement in 2006. During his career, Mr. Sands served in several key positions, including Southeast Area Managing Partner of Manufacturing, Retailing and Distribution; Atlanta Office Managing Partner; and Securities and Exchange Reviewing Partner. He was a member of the firm's National Audit Leadership Team and a Trustee on the KPMG Foundation Board of Directors. Mr. Sands served as the audit engagement partner or client service partner for a wide variety of clients, including multi-national companies such as The Home Depot, AGCO

Corporation, Mohawk Industries, Mirant Corporation, and John Portman & Associates. Prior to joining KPMG LLP in 1970, Mr. Sands served as an officer in the United States Army, including a tour of duty in the Republic of South Vietnam. Mr. Sands currently serves on the Advisory Board of The Atlanta Alliance on Developmental Disabilities. Mr. Sands is a member of The Rotary Club of Atlanta, where he has served as Treasurer; The Atlanta Athletic Club; and The Duluth First United Methodist Church. Past board of director involvement includes the Board of Directors of The Atlanta Convention and Visitors Bureau, the Metro Atlanta Chamber of Commerce, the Georgia Chamber of Commerce and the One Ninety-One Club. Mr. Sands received a Bachelor of Business Administration degree from The University of Georgia. He has been a member of the School of Accounting Advisory Council at The University of Georgia. He is a retired Certified Public Accountant in the State of Georgia.

Our board of directors, excluding Mr. Sands, has determined that Mr. Sands' extensive accounting and auditing background and experience serving as a director for other organizations, are all relevant experiences, attributes, and skills that enable Mr. Sands to effectively carry out his duties and responsibilities as director. Consequently, our board of directors has determined that Mr. Sands is a highly qualified candidate for directorship and should therefore serve as one of our directors.

Compensation of Our Executive Officers

Our executive officers do not receive compensation from us for services rendered to us. Our executive officers are also officers of Wells TIMO and its affiliates and are compensated by these entities, in part, for their services to us. We have not reimbursed Wells TIMO or its affiliates for the salaries paid by Wells TIMO or its affiliates to our executive officers. As a result, our board of directors has determined that it is not necessary to establish a compensation committee. See “Certain Relationships and Related Transactions, and Director Independence” below for a discussion of the fees paid to and services provided by Wells TIMO, Wells Capital and its affiliates.

Compensation of Directors

We have provided below certain information regarding compensation paid to our directors during fiscal year 2011.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards($)(4)	Option Awards($)(5)	Total ($)
Jess E. Jarratt (1) (2)	$—	$—	—	$—
Michael P. McCollum(3)	$44,000	$10,000	—	$54,000
E. Nelson Mills(1)	$—	$—	—	$—
Donald S. Moss	$52,750	$10,000	—	$62,750
Willis J. Potts, Jr.	$53,750	$10,000	—	$63,750
George W. Sands	$53,750	$10,000	—	$63,750

(1)	Directors who are not independent do not receive compensation for services rendered as a director.

(2)
On May 18, 2012, Mr. Jarratt resigned from our board of directors effective June 11, 2012. Mr. Jarratt was not an independent director, and as a result, did not receive compensation for services rendered as a director.

(3)	On April 16, 2012, Mr. McCollum resigned from our board of directors effective June 30, 2012, and as a result, will forfeit all 1,000 shares of restricted stock he received in 2011.

(4)
Reflects the dollar amounts recognized for financial statement reporting purposes of restricted stock received pursuant to our amended and restated independent directors compensation plan. The per share value was estimated at $10.00. The shares of restricted stock vest in thirds on each of the first three anniversaries of the date of grant.

(5)
Reflects the dollar amounts recognized for financial statement reporting purposes, computed in accordance with the accounting standard for share-based payments. See Note 9 - Stockholders' Equity in the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for an explanation of the valuation model assumptions used. As of December 31, 2011, options to purchase a total of 22,000 of our shares of common stock were outstanding. The exercise price of all outstanding options is $10.00 per share.

Cash Compensation

We pay each of our Independent Directors:

•	an annual retainer of $20,000;

•	$2,000 per regularly scheduled board meeting attended;

•	$1,500 per regularly scheduled committee meeting attended (committee chairpersons receive an additional $500 per committee meeting for serving in that capacity); and

•	$250 per special board or committee meeting attended whether held in person or by phone conference.

Directors have the ability to elect to receive their annual retainer in an equivalent value of shares of stock, to be issued at $9.12 per share (which represents the purchase price per share that we would receive in our initial public offering after deducting the selling commission and dealer-manager fee).

When a committee meeting occurs on the same day as a board meeting, an additional fee is not paid for attending the committee meeting.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

Director Incentive Plan

On November 13, 2009, our board of directors amended and restated our independent directors compensation plan (the “Director Plan”), which operates as a sub-plan of our Long-Term Incentive plan (as defined below). to provide for the issuance of restricted stock, rather than options, as non-cash compensation to our independent directors. The Director Plan as amended and restated provides that each independent director elected or appointed to our board on or after November 13, 2009 shall receive a grant of 2,500 shares of restricted stock upon his or her initial election or appointment. Upon each subsequent re-election to the board, each independent director will receive a subsequent grant of 1,000 shares of restricted stock. The shares of restricted stock vest in thirds on each of the first three anniversaries of the date of grant.

Pursuant to the Director Plan effective before November 13, 2009, the date on which the Director Plan was amended and restated, we authorized and reserved 100,000 shares of common stock for future issuance upon the exercise of stock options granted to the independent directors under our Director Plan.

Our board of directors or a committee of its independent directors administers the Director Plan, with sole authority (following consultation with Wells TIMO) to select participants, and determines the types of awards to be granted and all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the Director Plan if the grant, vesting and/or exercise of the awards would jeopardize our status as a REIT under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless determined by our board of directors or a committee of our independent directors, no award granted under the Director Plan will be transferable except through the laws of descent and distribution.

Prior to the amendment and restatement of our Director Plan to provide for the grant of restricted stock, and in addition to cash compensation, upon his or her election to our board, each independent director received a grant of options to purchase 2,500 shares of our common stock. Of the options granted, one-third were immediately exercisable on the date of grant, one-third became exercisable on the first anniversary of the date of grant, and the remaining one-third became exercisable on the second anniversary of the date of grant. The initial grant of options was anti-dilutive with an exercise price of $10.00 per share. Upon each subsequent re-election of the independent director to the board, he or she received a subsequent grant of options to purchase 1,000 shares of our common stock. The exercise price for the subsequent options was the greater of (1) $10.00 per share or (2) the fair market value of the shares on the date of grant. The stock options will lapse on the first to occur of (1) the tenth anniversary of the date of grant, or (2) the removal for cause of the independent director as a member of the board of directors. Upon the occurrence of a change in control, or upon termination of the director's service by reason of his or her death, disability or termination without cause, the options will become fully vested and exercisable. Options are generally exercisable in the case of death or disability for a period of one year after death or the termination by reason of disability. No option issued may be exercised if such exercise would jeopardize our status as a REIT under the Internal Revenue Code. The independent directors may not sell, pledge, assign or transfer their options other than by will or the laws of descent or distribution or (except in the case of an incentive stock option) pursuant to a qualified domestic relations order.

We issued options to purchase 4,000 shares of common stock to our independent directors under our Director Plan prior to its amendment and restatement for each of 2009 and 2008. In accordance with FASB ASC Topic 718, we concluded that the fair value of these options estimated using the Black-Scholes-Merton model had no significant value. As of December 31, 2011, Messrs. McCollum, Mills, Moss and Potts held, in the aggregate, options to purchase up to 22,000 shares of our common stock pursuant to our Director Plan, all of which have vested. The amended and restated Director Plan no longer authorizes the grant of stock options.

Under the terms of the amended and restated Director Plan, we issued 2,500 shares of restricted stock to Mr. Sands upon his election as an independent director on March 23, 2010 and 1,000 shares of restricted stock to each of Messrs. McCollum, Moss, Potts and Sands upon their re-election to the board of directors on August 9, 2010. We granted 1,000 shares of restricted stock to each of Messrs. McCollum, Moss, Potts and Sands, upon their re-election to the board of directors on August 8, 2011. Mr. McCollum resigned from our board of directors effective June 30, 2012, and as a result, he forfeited all 1,000 shares of restricted stock he received in 2011. Upon their re-election, each of our independent directors will receive a grant of 1,000 shares of restricted stock which shall vest as discussed above. We have granted 10,500 shares of restricted stock as of December 31, 2011, 2,167 shares of which have vested.

Compensation Committee Interlocks and Insider Participation

We currently do not have a compensation committee of our board of directors because we do not pay any compensation to our officers. There are no interlocks or insider participation as to compensation decisions required to be disclosed pursuant to SEC regulations.

Equity Compensation Plan Information

We have adopted a long-term incentive plan, of which the Director Plan is a part, which will be used to attract and retain qualified independent directors, employees, advisors and consultants considered essential to our long-range success (“Long-Term Incentive Plan”). Under the terms of our Long-Term Incentive Plan, a total of 500,000 shares of common stock have been authorized and reserved for issuance, of which 100,000 of such common shares are authorized and reserved for issuance to independent directors under the Director Plan. The following table provides summary information on the securities issuable under our equity compensation plans as of December 31, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance(2)
Equity compensation plans approved by security holders	22,000	$10.00	467,500
Equity compensation plans not approved by security holders	—	—	—
Total	22,000	$10.00	467,500

(1)
We granted 5,500 options for our common stock, as defined in our 2005 Long-Term Incentive Plan, to each of Messrs. McCollum, Mills, Moss, and Potts, prior to the amendment and restatement of the Director Plan on November 13, 2009. Subsequent to the amendment and restatement of the Director Plan on November 13, 2009, Mr. Mills became affiliated with Wells Capital and no longer qualifies as an independent director.

(2)
Reflects reduction for (i) shares reserved for issuance upon exercise of options for our common stock issued to our independent directors and (ii) restricted stock issued to our independent directors, all pursuant to grants under the Director Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The following is a report containing disclosure of all material terms, factors, and circumstances surrounding any and all transactions involving us, members of our board of directors, our advisor, our sponsor, or any of their affiliates, occurring as of December 31, 2011, and describes all transactions and currently proposed transactions between us and any related person since January 1, 2011, in which such related person had or will have a direct or indirect material interest. Our independent directors are specifically charged with and have examined the fairness of such transactions to our stockholders, and have determined that all such transactions are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Our Relationship with Wells Capital and Wells TIMO

Our executive officers, Leo F. Wells, III, Douglas P. Williams, and Randall D. Fretz, are also executive officers of Wells Capital, our sponsor, which is the manager of Wells TIMO, our advisor. One of our directors, Jess E. Jarratt, is also an executive officer of Wells TIMO. Mr. Wells is one of our directors and the sole director of our sponsor and indirectly owns 100% of its equity. We have entered into an Advisory Agreement with Wells TIMO to serve as our advisor with responsibility to oversee and manage our day-to-day operations and to perform other duties including the following:

•	find, present, and recommend to our board of directors real estate investment opportunities consistent with our investment policies and objectives;

•	structure the terms and conditions of our timberland acquisitions, sales, or joint ventures;

•	at the direction of our management, prepare all reports and regulatory filings, including those required by federal and state securities laws;

•	arrange for financing and refinancing of properties;

•	oversee the performance of any property managers or asset managers, including our timber manager;

•	review and analyze the properties' operating and capital budgets;

•	generate an annual budget for us;

•	review and analyze financial information for each property and the overall portfolio;

•	if a transaction requires approval by the board of directors, deliver to the board of directors all documents requested by the board in its evaluation of the proposed transaction;

•	actively oversee the management of our properties for purposes of meeting our investment objectives;

•	perform cash management services;

•	perform transfer agent functions; and

•	engage our agents.
Our advisor is at all times subject to the supervision of our board of directors and only has such authority as we may delegate to it as our agent.

Under the terms of the Advisory Agreement, we are required to reimburse Wells TIMO for certain organization and offering costs up to the lesser of actual expenses, or 1.2% of the total gross offering proceeds raised. As of December 31, 2011, we had incurred and charged to additional paid-in capital cumulative organization and other offering costs of approximately $2.1 million related to the Initial Public Offering and approximately $1.4 million related to the Follow-On Offering, the sum of which represents approximately 1.2% of cumulative gross proceeds raised under the Public Offerings. As of December 31, 2011, approximately $2.2 million of organization and offering costs incurred by us and due to Wells TIMO had been deferred by the terms of our credit agreement. On January 27, 2012, Wells TIMO forgave the deferred organization and offering expenses. After adjusting for this write-off, organization and offering costs represents approximately 0.5% of cumulative gross proceeds raised under the Public Offerings. Upon the termination of our Follow-On Offering on December 31, 2011, approximately $6.4 million of organization and offering expenses related to our Follow-On Offering that had not been charged to our additional paid-in capital was expensed by Wells TIMO and is not subject to reimbursement by us.

We pay a fee to Wells TIMO for services related to the disposition of investment properties. When we sell a property, if Wells TIMO provided a substantial amount of services in connection with the sale (as determined by our independent directors), we pay Wells TIMO a fee equal to (i) for each property sold at a contract price up to $20.0 million, up to 2.0% of the sales price; and (ii) for each property sold at a contract price in excess of $20.0 million, up to 1.0% of the sales price. The precise amount of the fee within the preceding limits is determined by our board of directors, including our independent directors, based on the level of services provided and market norms. The real estate disposition fee may be in addition to real estate commissions paid to third parties. However, the total real estate commissions (including such disposition fee) may not exceed the lesser of (i) 6.0% of the sales price of each property or (ii) the level of real estate commissions customarily charged in light of the size, type, and location of the property. For the year ended December 31, 2011, we incurred related-party disposition fees of $29,968.

On April 1, 2011, our board of directors approved Advisory Agreement Amendment No. 1, which amended certain provisions related to fees and expense reimbursements. Prior to April 1, 2011, Wells TIMO was entitled to an annual asset management fee equal to 1% of asset under management, as defined, and reimbursements for all costs and expenses it incurs in fulfilling its duties as the asset portfolio manager. Beginning April 1, 2011, pursuant to Advisory Agreement Amendment No. 1, the amount of advisor fees and expense reimbursements would be limited to the least of: (1) the amounts noted above pursuant to the Advisory Agreement, (2) 1.5% of assets under management, as defined by Advisory Agreement Amendment No. 1, or (3) all free cash flow in excess of an amount equal to 1.05 multiplied by interest on outstanding debt. Beginning April 1, 2012, the annual asset management fee payable to Wells TIMO will be limited to free cash flow in excess of an amount equal to 1.25 multiplied by our interest expense; provided, however, that in no event will the annual asset management fee exceed 1.0% of assets under management. Free cash flow is defined as EBITDA (as defined in the Amended Mahrt Loan Agreement), less all capital expenditures paid by Wells Timberland REIT on a consolidated basis, less any cash distributions (except for the payments of accrued but unpaid dividends as a result of any redemptions of Wells Timberland REIT's outstanding preferred stock), less any cash proceeds from the sales of Wells Timberland REIT's properties equal to the cost basis of the properties sold. The amount of the disposition fees and the reimbursement of organization and offering expenses payable pursuant to the Advisory Agreement, as amended, remain unchanged. No payments will be permitted under the Advisory Agreement if they would cause a default under the Amended Mahrt Loan Agreement. For the year ended December 31, 2011, we incurred advisor fees and expense reimbursements of approximately $3.3 million payable to Wells TIMO.

For the year ended December 31, 2011, we incurred approximately $4.0 million in advisory fees and expense reimbursements (including fees or charges paid to our advisor and any affiliate of our advisor by third parties doing business with us) pursuant to the Advisory Agreement, as amended. As of December 31, 2011, approximately $28.8 million was due to Wells TIMO and its affiliates for advisory fees, other fees, and administrative and operating expenditures funded on behalf of us pursuant to the Advisory Agreement, as amended by the Advisory Agreement Amendment. In January 2012, we entered into agreements with Wells TIMO whereby Wells TIMO fully discharged approximately $27.3 million of accrued but unpaid fees and reimbursements that were previously deferred due to restrictions under our loan agreement. Due to the related-party nature of these transactions, this amount was recorded as additional paid-in capital during the period in which it was discharged.

Our Advisory Agreement, as amended, has a one-year term expiring July 10, 2012, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. We may terminate the Advisory Agreement, as amended, without penalty upon 60 days' written notice, subject to the terms of our credit agreements. If we terminate the Advisory Agreement, as amended, we will pay Wells TIMO all unpaid reimbursements of expenses and all earned but unpaid fees.

Our board of directors, including our independent directors, believe this relationship with Wells TIMO is fair.

Our Relationship with WIS

Mr. Wells indirectly owns 100% of WIS, which served as the dealer manager for our public offerings. In addition, Messrs. Fretz and Williams are directors of WIS. Our dealer-manager is entitled to receive selling commissions of 7.0% of aggregate gross offering proceeds. WIS reallows 100% of these selling commissions to participating broker-dealers, net of discounts. There is no selling commission for shares sold under the distribution reinvestment plan. For the year ended December 31, 2011, we incurred selling commissions, net of discounts, of $3.4 million to WIS, of which approximately 100% was reallowed to participating broker-dealers, net of discounts.

WIS also earns a dealer-manager fee of 1.8% of gross offering proceeds at the time the shares are sold. WIS may reallow to participating broker-dealers some or all of these fees. There is no dealer-manager fee for shares sold under the distribution reinvestment plan. For the year ended December 31, 2011, WIS earned dealer-manager fees, net of discounts, from us of approximately $1.0 million, of which approximately $0.5 million was reallowed to participating broker-dealers, net of discounts.

Our board of directors, including a majority of our independent directors, believes that this arrangement with WIS is fair. The compensation payable to WIS reflects our belief that such selling commissions and dealer-manager fees will maximize the likelihood that we will be able to achieve our goal of acquiring a large, diversified portfolio of high-quality, income-producing properties.

Our Relationship with Wells REF

Since January 1, 2011, we have redeemed 4,093 shares of our Series A preferred stock and 1,543 shares of our Series B preferred stock held by Wells REF for a total of $7.2 million, including approximately $1.6 million in accrued dividends. As of December 31, 2011, Wells REF held approximately $27.8 million and $9.9 million of our Series A and Series B preferred stock, respectively. Until May 9, 2011, dividends accrued on the preferred stock daily at a rate of 8.5% per year, subject to adjustments in the event of a stock dividend, split, combination or other similar recapitalization with respect to the preferred stock. Effective May 9, 2011, Wells REF waived the accrual of dividends on the preferred stock at 8.5% per year, provided that dividends continue to accrue at 1.0% per year. If authorized by our board of directors and declared by us, accruing dividends on the preferred stock are payable on September 30 of each year. The shares of preferred stock are not convertible into shares of our common stock. If we are liquidated or dissolved, the holders of the preferred stock are entitled to receive the issue price of $1,000 per share plus any accrued and unpaid dividends, whether or not declared, before any payment may be made to the holders of our common stock or any other class or series of our capital stock ranking junior on liquidation to the preferred stock. As of December 31, 2011, approximately $0.7 million was due to Wells REF related to an amendment fee funded on our behalf by Wells REF in March 2009. Wells REF forgave this liability in January 2012.

Certain Relationships Involving Our Directors

George W. Sands, one of our independent directors, and each of E. Nelson Mills and Leo F. Wells, III, two of our directors, are also currently directors of Wells REIT II, an entity for which Wells Capital serves as the advisor. Mr. Wells is also a director of Wells Core REIT, whose sponsor, Wells REF, is affiliated with Wells Capital.

Certain Conflict Resolution Procedures

Independent Directors

Our independent directors are empowered to resolve potential conflicts of interest. Serving on the board of, or owning an interest in, another Wells-sponsored program will not, by itself, preclude a person from being named an independent director. The independent directors, who are authorized to retain their own legal advisor and financial advisor, are empowered to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by Wells TIMO affiliates could reasonably be compromised. Those conflict-of-interest matters that the board of directors cannot delegate to a committee under Maryland law must be acted upon by both the board of directors and a majority of our independent directors. Among the matters we expect our independent directors to act upon are:

•	the continuation, renewal or enforcement of our agreements with Wells TIMO and its affiliates, including the Advisory Agreement and the dealer-manager agreement;

•	public offerings of securities;

•	transactions with affiliates;

•	compensation of our officers and directors who are affiliated with our advisor;

•	whether and when we apply to list our shares of common stock on a national securities exchange; and

•	whether and when we seek to sell our company or our assets.

Other Charter Provisions Relating to Conflicts of Interest

In addition to providing for our independent directors to act together to resolve potential conflicts, our charter contains many other restrictions relating to conflicts of interest including the following:

Advisor Compensation. The independent directors evaluate at least annually whether the compensation that we contract to pay to Wells TIMO and its affiliates is reasonable in relation to the nature and quality of services performed and to our investment performance and whether such compensation is within the limits prescribed by our charter. The independent directors supervise the performance of Wells TIMO and its affiliates to determine that the provisions of our compensation arrangements are being carried out, and whether or not to increase or decrease the amount of compensation payable to Wells TIMO. The independent directors base their evaluation of Wells TIMO on the factors set forth below as well as any other factors that they deem relevant:

•	the amount of the fees paid to Wells TIMO and its affiliates in relation to the size, composition and performance of our investments;

•	the success of Wells TIMO in generating appropriate investment opportunities;

•	the rates charged to other REITs and others by advisors performing similar services;

•	additional revenues realized by Wells TIMO and its affiliates through their relationship with us, including whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by Wells TIMO and its affiliates;

•	the performance of our investment portfolio; and

•	the quality of our portfolio relative to the investments generated by Wells TIMO for its own account and for its other clients.

 We can pay Wells TIMO a real estate disposition fee in connection with the sale of a property only if it provides a substantial amount of the services in the effort to sell the property. If Wells TIMO does provide substantial assistance, we will pay it or its affiliates an amount as determined by our board of directors, including our independent directors, to be appropriate based on market norms and not to exceed (i) for any property sold at a price of $20.0 million or less, 2.0% of the contract price of the property sold and (ii) for any property sold at a price greater than $20.0 million, 1.0% of the contract price of the property sold. However, in no event may the aggregate real estate disposition fees paid to Wells TIMO, its affiliates, and unaffiliated third parties exceed 6.0% of the contract sales price.

Term of Advisory Agreement. Each contract for the services of our advisor may not exceed one year, although there is no limit on the number of times that the contract with a particular advisor may be renewed. Either a majority of our independent directors or our advisor may terminate our Advisory Agreement with Wells TIMO without cause or penalty on 60 days' written notice. In the event our Advisory Agreement with Wells TIMO is terminated and a successor advisor is appointed, our board of directors must determine that the successor advisor possesses sufficient qualifications to perform the services described in the Advisory Agreement and that the compensation we will pay to the successor advisor will be reasonable in relation to the services provided. Our advisor also owns 100 special units in Wells Timberland Operating Partnership, L.P. (“Wells Timberland OP”), representing 100% of this class of limited partnership interest. These special units entitle our advisor to receive certain distributions and payments only in the event that certain performance-based conditions are satisfied at the time such amounts become payable. The special units do not entitle the holder to any of the rights of a holder of common units, including the right to regular distributions from operations. The special units may be redeemed by our advisor resulting in a one-time payment to the holder of the special units upon the earlier of (i) the listing of our common stock on a national securities exchange or (ii) the termination or nonrenewal of the Advisory Agreement under certain conditions. In the event of a termination or nonrenewal of the Advisory Agreement under those conditions, the one-time payment to the holder of the special units will be the amount that would have been distributed with respect to the special units if Wells Timberland OP had sold all of its assets for their then fair market values (as determined by appraisal), except for cash and those assets which can be readily marked to market, paid all of its liabilities, and distributed any remaining amount to the holders of units in liquidation of Wells Timberland OP.

Our Acquisitions, Dispositions, and Leases. We will not purchase or lease properties in which Wells TIMO or our directors or any of their affiliates have an interest without a determination by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the affiliated seller or lessor unless there is substantial justification for the excess amount. In no event will we acquire any such property at an amount in excess of its current appraised value as determined by an independent expert selected by our independent directors not otherwise interested in the transaction. In addition, we will not sell or lease properties to Wells TIMO, our directors or any of their affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction determine that the transaction is fair and reasonable to us.

Other Transactions Involving Affiliates. A majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction must conclude that all other transactions, including joint ventures, between us and Wells TIMO, our directors or any of their affiliates are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

No Limitation on Other Business Activities. Our charter does not prohibit Wells TIMO, our directors or officers or any of their affiliates from engaging, directly or indirectly, in any other business or from owning interests in any other business ventures, including business ventures involved in the acquisition, ownership, management or sale of timberland or other types of properties.

Limitation on Operating Expenses. Wells TIMO must reimburse us the amount by which our aggregate annual total operating expenses exceed the greater of 2% of our average invested assets or 25% of our net income unless our independent directors have determined that such excess expenses were justified based on unusual and nonrecurring factors. Within 60 days after the end of any of our fiscal quarters for which total operating expenses for the 12 months then ended exceeded the limitation, we will send to our stockholders a written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified. “Average invested assets” means the average monthly book value of our assets for a specified period before deducting depreciation, bad debts or other noncash reserves. “Total operating expenses” means all costs and expenses paid or incurred by us, as determined under generally accepted accounting principles applicable in the United States, that are in any way related to our operation, including advisory fees, but excluding (i) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses, and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (ii) interest payments; (iii) taxes; (iv) noncash expenditures such as depreciation, amortization and bad debt reserves; (v) reasonable incentive fees based on the gain from the sale of our assets; (vi) acquisition fees and acquisition expenses; (vii) real estate disposition fees on the resale of property; and (viii) other expenses connected with the acquisition, disposition, management and ownership of real estate interests or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

Issuance of Options and Warrants to Certain Affiliates. Our charter prohibits the issuance of options or warrants to purchase our capital stock to Wells TIMO, our directors or any of their affiliates (a) on terms more favorable than we offer such options or warrants (if any) to the general public or (b) in excess of an amount equal to 10% of our outstanding capital stock on the date of grant.

Repurchase of Our Shares. Our charter prohibits us from paying a fee to Wells TIMO or our directors or any of their affiliates in connection with our repurchase of our capital stock.

Loans. We will not make any loans to Wells TIMO or to our directors or any of their affiliates. In addition, we will not borrow from Wells TIMO, our directors or any of their affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction approve the transaction as being fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will apply only to advances of cash that are commonly viewed as loans, as determined by the board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought, nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or officers or Wells TIMO or its affiliates.

Voting of Shares Owned by Affiliates. Wells TIMO, our directors or any of their affiliates who acquire shares of our common stock may not vote their shares regarding (i) the removal of any of them or (ii) any transaction between any of them and us. In determining the requisite percentage in interest of shares to approve any matter on which Wells TIMO, our directors or any of their affiliates may not vote, any shares owned by any of them will not be included.

Allocation of Investment Opportunities. Since our company is the only Wells program to date formed for the purpose of investing primarily in timberland, we do not expect that Wells TIMO or the Wells Capital personnel who perform services for us on behalf of Wells TIMO will face substantial conflicts in allocating, among us and other Wells programs, investment opportunities that are suitable for us, at least until such time, if ever, as another Wells program is formed for the purpose of investing in timberland.

In the event that Wells TIMO manages another program in the future for which timberland investments are suitable, Wells TIMO will be required to present each investment opportunity it identifies to the program for which the investment opportunity is most suitable. This determination is made by Wells TIMO. However, our Advisory Agreement with Wells TIMO requires that Wells TIMO make this determination in a manner that is fair without favoring any other Wells-sponsored program. In determining the Wells-sponsored program for which an investment opportunity would be most suitable, Wells TIMO will consider the following factors:

•	the investment objectives and criteria of each program;

•	the cash requirements of each program;

•	the effect of the acquisition both on diversification of each program's investments by type of property and geographic area and, if applicable, on diversification of the lessees of its properties;

•	the policy of each program relating to leverage of properties;

•	the anticipated cash flow of each program;

•	the income tax effects of the purchase on each program;

•	the size of the investment; and

•	the amount of funds available to each program and the length of time such funds have been available for investment.

 In the event that Wells TIMO serves as the sponsor, manager or advisor to another Wells timberland program and an investment opportunity becomes available that is equally suitable for us and one or more such other programs, then Wells TIMO will offer the investment opportunity to the entity that has had the longest period of time elapsed since it was offered an investment opportunity. If a subsequent event or development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of Wells TIMO, to be more appropriate for another Wells program, Wells TIMO may offer the investment to another Wells program.

Our Advisory Agreement with Wells TIMO requires that Wells TIMO periodically inform our independent directors of the investment opportunities it has offered to other Wells programs so that the independent directors can evaluate whether we are receiving our fair share of opportunities. Wells TIMO is to inform our independent directors of such investment opportunities quarterly. Wells TIMO's success in generating investment opportunities for us and its fair allocation of opportunities among Wells programs are important criteria in our independent directors' determination to continue or renew our arrangements with Wells TIMO and its affiliates. Our independent directors have a duty to ensure that Wells TIMO fairly applies its method for allocating investment opportunities among the Wells-sponsored programs.

Director Independence

We currently have a seven-member board of directors. Following the resignation of Jess E. Jarratt, effective June 11, 2012, and Michael P. McCollum, effective June 30, 2012, we will have two vacancies on our board of directors. The members of our board of directors have not nominated a replacement for Mr. Jarratt, and the independent directors of our board of directors have not nominated a replacement for Mr. McCollum at this time.

Three of our current directors, Leo F. Wells, III, Jess E. Jarratt and E. Nelson Mills, are affiliated with Wells Capital or its affiliates, and we do not consider them to be independent directors. The four remaining directors qualify as “independent directors” as defined in our charter, which is available on our web site at www.WellsTimberland.com, in compliance with the requirements of the NASAA Guidelines. Our charter provides that a majority of the directors must be “independent directors.” In the event that an independent director resigns, our board of directors may have less than a majority of independent directors for a period of 60 days following the effectiveness of the resignation. Therefore, by August 29, 2012, we will have elected a new independent director to our board of directors or one of our non-independent directors may resign from our board of directors.

As defined in our charter, an “independent director” is a person who is not, on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly, associated with our sponsor or our advisor by virtue of (i) ownership of an interest in the sponsor, the advisor or any of their affiliates, other than us; (ii) employment by the sponsor, the advisor, or any of their affiliates; (iii) service as an officer or director of the sponsor, the advisor or any of their affiliates, other than as one of our directors; (iv) performance of services, other than as a director, for us; (v) service as a director or trustee of more than three real estate investment trusts organized by the sponsor or advised by the advisor; or (vi) maintenance of a material business or professional relationship with the sponsor, the advisor or any of their affiliates. A business or professional relationship is considered “material” if the aggregate gross revenue derived by the director from the sponsor, the advisor and their affiliates (excluding fees for serving as one of our directors or as a director of any other REIT or real estate program organized or advised or managed by the advisor or its affiliates) exceeds 5.0% of either the director's annual gross revenue during either of the last two years or the director's net worth on a fair market value basis. An indirect association with the sponsor or the advisor shall include circumstances in which a director's spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the sponsor, the advisor, any of their affiliates or with us. One of our independent directors, George W. Sands, may face conflicts of interest because he has affiliations with other programs sponsored by Wells Capital and its affiliates.

Each of our independent directors would also qualify as independent under the rules of the NYSE, and our Audit Committee members would qualify as independent under the NYSE's rules applicable to Audit Committee members. However, we are not listed on the NYSE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock and Series A and Series B preferred stock, as of April 30, 2012, by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock and our Series A or Series B preferred stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

The address of each director, executive officer and stockholder listed below is c/o Wells Timberland REIT, Inc., 6200 The Corners Parkway Norcross, Georgia 30092-3365.

	Shares Beneficially Owned
Name of Beneficial Owners(1)	Shares	Percentage
Common Stock
Wells Timberland Management Organization, LLC(2)	20,957	*
Leo F. Wells III, President and Chairman of the Board(2)	171,802	*
Douglas P. Williams, Executive Vice President, Secretary and Treasurer	1,149	*
Jess E. Jarratt	2,872	*
Randall D. Fretz, Senior Vice President and Assistant Secretary	574	*
Michael P. McCollum	7,555	*
E. Nelson Mills(3)	6,362	*
Donald S. Moss(3)	8,665	*
Willis J. Potts, Jr.(3)	13,519	*
George W. Sands	4,675	*
All directors and executive officers as a group (9 persons)	217,173	*

Series A Preferred Stock
Wells Real Estate Funds, Inc.(2)	27,585	100%
Leo F. Wells, III(1)	27,585	100%

Series B Preferred Stock
Wells Real Estate Funds, Inc.(2)	9,807	100%
Leo F. Wells, III(2)	9,807	100%

 * Less than 1%

(1)
Except as otherwise indicated below, each beneficial owner has the sole power to vote and dispose of all common stock held by that beneficial owner. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Common stock issuable pursuant to options, to the extent such options are exercisable within 60 days, is treated as beneficially owned and outstanding for the purpose of computing the percentage ownership of the person holding the option, but is not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
As the sole stockholder of Wells REF, which directly or indirectly owns Wells Capital, the sole owner of Wells TIMO, Mr. Wells may be deemed the beneficial owner of the shares held by Wells TIMO. Wells TIMO also holds 200 common units in Wells Timberland OP and 100 special units in Wells Timberland OP. Mr. Wells is also deemed to be the beneficial owner of 27,585 shares of Series A preferred stock and 9,807 shares of Series B preferred stock held by Wells REF.

(3)	Includes shares issuable upon the exercise of options which are exercisable immediately.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the U.S. securities laws, directors, executive officers and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to these reporting requirements filed the reports on a timely basis in 2011 except that certain transactions for Leo F. Wells, III, our President, required to be reported on either Form 3 or Form 4 were inadvertently filed late. These transactions all related to stock owned indirectly by Mr. Wells through Wells REF or its subsidiaries. As he is the sole stockholder of Wells REF, Mr. Wells may be deemed the beneficial owner of such shares. The transactions were filed on either an amended Form 3 or Form 5 for Mr. Wells on February 14, 2012. Mr. Wells' indirect holdings through Wells REF or its subsidiaries have been disclosed in the Company's “Security Ownership of Certain Beneficial Owners and Management” table in prior reports.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC permits corporations to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the corporation provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. If your family has multiple accounts holding shares of our common stock, you should have already received a householding notification from us. If you have any questions or require additional copies of the annual disclosure documents, please contact our Client Services Department by mail at Wells Client Services Department, P.O. Box 2828, Norcross, Georgia 30091-2828 or by phone at 1-800-557-4830. We will arrange for delivery of a separate copy of this proxy statement or our annual report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

PROPOSALS YOU MAY VOTE ON

Whether you plan to attend the meeting and vote in person or not, we urge you to authorize your proxy. Stockholders have the following three options for authorizing a proxy: (1) online (2) by phone or (3) by mail, using the enclosed proxy card. Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of five nominees to our board of directors. Those persons elected will serve as directors until the 2013 annual stockholders meeting and until their respective successors are duly elected and qualify. The board of directors has nominated the following people for re-election as directors:

•	E. Nelson Mills

•	Donald S. Moss

•	Willis J. Potts, Jr.

•	George W. Sands

•	Leo F. Wells, III

Each of the nominees for director is a current member of our board of directors. Detailed information on each nominee is provided on pages 10 through 13.

If you return a properly executed proxy card, unless you direct them to withhold your votes, the individuals named as proxies will vote your shares “FOR” the election of each of the nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board of directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Vote Required

Under our charter and bylaws, the affirmative vote of the holders of a majority of the shares of stock entitled to vote and present in person or by proxy at a meeting of stockholders is required for the election of the directors. “Withhold” votes will count toward the establishment of a quorum but they will have the effect of votes against the election of the nominees to our board of directors.

Recommendation

Your board of directors unanimously recommends a vote “FOR” all nominees listed for re-election as directors.

STOCKHOLDER PROPOSALS

Any proposals by stockholders for inclusion in proxy solicitation material for the next annual meeting must be received by our Secretary, Mr. Douglas P. Williams, at our executive offices no later than February 4, 2013. However, if we hold our annual meeting before July 7, 2013 or after September 5, 2013, stockholders must submit proposals for inclusion in our 2013 proxy statement within a reasonable time before we begin to print our proxy materials. If a stockholder wishes to nominate a director or present a proposal at the 2013 annual meeting, our current bylaws require that the stockholder give advance written notice to our Secretary no earlier than January 5, 2013 and no later than 5:00 pm, ET, on February 4, 2013.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

WELLS TIMBERLAND REIT, INC.
PROXY FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

Your Proxy Vote is important!

You can Authorize your Proxy Vote via the PHONE or ONLINE.

It Saves Money! Authorizing your proxy vote online or by phone saves postage costs, which can help minimize Wells Timberland REIT, Inc. expenses.

It Saves Time! Authorize your proxy vote instantly online or by phone –24 hours a day.

It's Easy! Just follow these simple steps:

1. Read your proxy statement and have it at hand.

2. Call toll-free 1-888-218-4371, or go to the website: http://www.WellsTimberland.com/proxy

3. Follow the recorded or on-screen directions.

4. Unless you wish to change your vote, do not mail your Proxy Card if you authorize your proxy vote by phone or online.
Please detach at perforation before mailing.

PROXY	WELLS TIMBERLAND REIT, INC.	PROXY
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS — AUGUST 6, 2012
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Leo F. Wells, III, Douglas P. Williams, and Randall D. Fretz, and each of them, as proxy and attorney-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of WELLS TIMBERLAND REIT, INC., to be held on August 6, 2012, and at any adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of the Annual Meeting of Stockholders, the proxy statement, and the annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Unless the undersigned stockholder directs otherwise, this proxy will be voted “FOR” all nominees in Proposal 1. The proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournments thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including but not limited to the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the August 6, 2012, meeting date.

All proxy authorizations must be received by 1:30 p.m. (ET), August 6, 2012, in order for your votes to be certified in the final tabulation. In the event that the Annual Meeting is adjourned, all proxy authorizations must be received by the day the meeting is resumed.

VOTE VIA TELEPHONE: 1-888-218-4371
VOTE VIA ONLINE: www.WellsTimberland.com/proxy

999 9999 9999 999

Note: Please sign exactly as your name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee, or guardian, or as custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer's office. If a partner, sign in the partnership name.

Share Owner sign here	Date

Co-Owner sign here	Date

EVERY STOCKHOLDER'S VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Wells Timberland REIT, Inc.
Stockholder Meeting to Be Held on August 6, 2012

You are receiving this communication because you hold shares in Wells Timberland REIT, Inc. This is to inform you that the materials you should review before authorizing your proxy vote are now available.

This communication presents only an overview of the more complete proxy materials that are available to you in this packet and online. We encourage you to access and review all of the important information contained in the proxy materials before authorizing your proxy vote.

The Proxy Statement for this meeting, Form of Proxy Card and the 2011 Annual Report are available at: http://www.WellsTimberland.com/proxy

YOUR VOTE IS IMPORTANT! PLEASE AUTHORIZE YOUR PROXY VOTE TODAY.

Please detach at perforation before mailing.

TO AUTHORIZE YOUR PROXY VOTE BY MAIL, PLEASE COMPLETE AND RETURN THIS CARD.
YOU ALSO MAY AUTHORIZE YOUR PROXY VOTE BY TOUCH-TONE PHONE OR ONLINE. (See enclosed flyer for further instructions.)
PLEASE MARK VOTES AS IN THIS EXAMPLE:

Unless you direct otherwise, this authorized proxy will be voted as our board recommends.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 AS DESCRIBED IN THE PROXY STATEMENT.

1.	Election of directors to hold office for one-year terms expiring in 2013:

			FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
01. Leo F. Wells, III	02. E. Nelson Mills	03 Donald S. Moss	☐	☐	☐
04. Willis J. Potts, Jr.	05. George W. Sands

To withhold authority to vote “FOR” any individual nominee, mark the “FOR ALL EXCEPT” box and write the nominee'(s) number(s) on the line below.

	YES	NO
I PLAN TO ATTEND THE ANNUAL STOCKHOLDER MEETING AT 1:30 P.M., ET, ON AUGUST 6, 2012 IN NORCROSS, GA.	☐	☐

YOUR VOTE IS IMPORTANT! PLEASE AUTHORIZE YOUR PROXY VOTE TODAY.